Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Scott Hill (the “Executive”) and CS Disco, Inc. (the “Company”), to be effective upon the Start Date (as defined below).

1.EMPLOYMENT BY THE COMPANY.
1.1Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such position, beginning on September 11, 2023 (the “Start Date”).

1.2Duties. Executive will report to the Board of Directors of the Company (the “Board”), performing such duties as are customarily associated with the position of Chief Executive Officer and such duties as are assigned to Executive from time to time, subject to the oversight and direction of the Board. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in Austin, Texas. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the operations of the Company.

1.3Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as other executive officers of the Company in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

2.COMPENSATION.
2.1Salary. Executive shall receive a monthly base salary of $50,000, subject to review and increase (but not decrease) by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2Equity Award. Executive will be granted restricted stock units (“RSUs”) for 32,052 shares of common stock of the Company. The RSUs will vest in a single installment, on the first Quarterly Date (as defined below) following the last day of Executive’s service Chief Executive Officer, for that number of shares equal to the product of 5,342 and the number of months of Executive’s service as Chief Executive Officer (prorated with respect to any partial calendar month of service based on the number of days served during such month). “Quarterly Date” means each of February 16, May 16, August 16 and November 16. The RSUs will be subject to the terms of the Company’s 2021 Equity Incentive Plan and the applicable award agreement thereunder, as approved by the Board.

2.3Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the

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amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A (“CIIAA”). The CIIAA contains provisions that are intended by the parties to survive and do survive any termination of this Agreement and the CIIAA.

4.OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder. Notwithstanding anything to the contrary in the Agreement, Executive may: (a) devote reasonable time to volunteer services for and on behalf of such religious, educational, non-profit and/or other charitable organizations as Executive may wish to serve; (b) manage personal investments, including investments in, and service on the boards of, other business ventures provided that such ventures are not competitive with the Company’s current or planned product offerings, except as otherwise approved by the Board or a Committee of the Board; (c) engage in teaching, writing, speaking engagements and other similar creative pursuits; (d) own less than 1% of the total outstanding shares of a publicly-traded company; and (e) engage in such other activities as may be specifically approved in writing by the Company. Nothing permitted under this Section 4 shall be considered a violation of Executive’s obligations under the CIIAA.

5.NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and service as an executive of the Company do not and will not breach any agreement or obligation of any kind made, during or prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.AT-WILL EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company shall be at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. Upon termination of Executive’s employment for any reason, Executive shall be entitled to the following: (a) Executive’s accrued but unpaid salary through the date of termination, (b) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, (c) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan and (d) vesting of the RSUs as provided above. Executive will not be eligible to receive any severance benefits.

7.GENERAL PROVISIONS.

7.1Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.2Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.3Complete Agreement. This Agreement, including its Exhibits and any agreements referenced herein, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements concerning such subject matters. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.4Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.5Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to the Executive’s estate upon Executive’s death.

7.6Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Texas.

7.7Indemnification Agreement. Notwithstanding anything to the contrary herein, the terms and conditions of any existing indemnification agreement or obligation continue in full force and effect.

7.8Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the CIIAA, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Unless otherwise required by applicable law or JAMS rules, Executive and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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The parties have executed this Employment Agreement on the day and year first written above.

CS DISCO, INC.

By:/s/ Krishna Srinivasan
Krishna Srinivasan
Chairman, Board of Directors

Executive:

/s/ Scott Hill
Scott Hill